EXHIBIT  A

                            Share Purchase Agreement

This Agreement is made on this 19th day of May, 2001 by and between A.S.E. Holding Limited, a company incorporated under the laws of Bermuda and having a registered office at Cedar House, 41 Cedar Avenue, Hamilton HM 12, Bermuda (the "Buyer") and Jason Chien-Shen Chang and Richard Hung-Pen Chang (each a "Seller", collectively the "Sellers"), residents of the Republic of China ("ROC").

WHEREAS, the Sellers hold, in the aggregate, options exercisable for 2,480,000 shares of ASE Test Limited (the "Company"), a company incorporated under the laws of Singapore, and intend to sell to the Buyer shares issued by the Company arising from the Sellers' exercise of the aforesaid options;

WHEREAS, the Buyer agrees to purchase such shares from the Sellers.

NOW, THEREFORE, in consideration of the premises above and the covenants contained hereinafter, the parties hereto agree as follows:

1. It is hereby acknowledged by the parties hereto that the Sellers hold, in the aggregate, options (comprising options held by Jason Chien-Shen Chang exercisable for 1,640,000 shares and options held by Richard Hung-Pen Chang exercisable for 840,000 shares (collectively, the "Options")) granted by the Company in 1996 under which the Sellers are entitled to acquire 2,480,000 shares of the Company after the exercise of the Options and the full payment of the exercise price thereof (US$3.50 per share).

2. The Buyer agrees to purchase from the Sellers and the Sellers agree to sell to the Buyer 2,480,000 shares at the price of US$14.27 per share and the aggregate purchase price of US$35,389,600 (the "Purchase Price").

3. The Buyer will, at the instruction of the Sellers, wire to a bank account or accounts to be designated by the Company a portion of the Purchase Price in the amount of US$8,680,000, representing the aggregate exercise price of the Options. The Buyer will, at the instruction of the Sellers, wire to a bank account or accounts to be designated by the Sellers the remainder of the Purchase Price in the amount of US$26,709,600.


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4.   The Sellers represent and warrant to the Buyer as of the date hereof that:

     a) Each Seller has good and valid title to the Options held by him, free and clear of all liens, encumbrances, equities or claims, and, assuming due exercise of the Options held by each Seller in accordance with the terms of the agreement governing such Options and full payment of the exercise price thereof, will have good and valid title to the shares arising from such exercise of the Options, free and clear of all liens, encumbrances, equities or claims.

     b) This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding agreement of each Seller, enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles).

     c) The execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree or any contractual restriction binding on or affecting either Seller or any assets of either Seller, except for any such violations which would not have a material adverse effect on the ability of such Seller to perform his obligations hereunder (a "Material Adverse Effect"), (ii) except as to matters which would not have a Material Adverse Effect, require any consent or other action by any individual, corporation, partnership, limited liability company or other entity or organization (each, a "Person") under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of either Seller or to a loss of any benefit to which either Seller is entitled under any provision of any agreement or other instrument binding upon such Seller; or (iii) result in the creation or imposition of any material mortgage, lien, pledge, charge, security interest or encumbrance on any asset of either Seller.

     d) There is not pending or, to the knowledge of either Seller, threatened against either Seller any action, suit or proceeding at law or in equity or


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          before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against either Seller of this Agreement or the ability of either Seller to perform his obligations hereunder.

5. The Buyer represents and warrants to each Seller as of the date hereof that:

     a) The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Bermuda and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     b) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Buyer and have been duly authorized by all necessary corporate action on the part of the Buyer.

     c) This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer, enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles).

     d) The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Buyer, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to the Buyer or any of the Buyer's assets or any contractual restriction binding on or affecting the Buyer or any of the Buyer's assets, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or to a loss of any benefit to which the Buyer is entitled under any provision of any agreement or other instrument binding upon the Buyer or (iv) result in the creation or imposition of any material mortgage, lien, pledge, charge, security interest or encumbrance on any asset of the Buyer.
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     e)   There is not pending or, to the Buyer's knowledge, threatened against the Buyer any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator (including without limitation any bankruptcy, insolvency or similar proceeding) that is likely to affect the legality, validity or enforceability against the Buyer of this Agreement.

6. The time and date of the closing of the transactions contemplated hereby (the "Closing Date") shall be further agreed upon by the parties hereto; in no event, however, shall the Closing Date be later than June 5, 2001.

7. The parties have complied with the applicable requirements of Regulation S under the United States Securities Act of 1933, as amended.

8. This Agreement shall be governed by and construed in accordance with the laws of the ROC.



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date and year first written above.


THE BUYER:                                   THE SELLERS:

A.S.E. Holding Limited                       Jason Chien-Shen Chang



By:   /s/ Joseph Tung                        /s/ Jason Chien-Shen Chang
   --------------------------                -----------------------------
Name:  Joseph Tung
Title:   Director


                                             Richard Hung-Pen Chang



                                             /s/ Richard Hung-Pen Chang
                                             --------------------------